UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2012

DUNKIN’ BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

001-35258	20-4145825
(Commission File Number)	(IRS Employer Identification Number)

130 Royall Street

Canton, Massachusetts 02021

(Address of registrant’s principal executive office)

(781) 737-3000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers and Other Events.

Appointment of Officers

On June 7, 2012, Dunkin’ Brands Group, Inc. (the “Company”) announced the appointment of Neil Moses, formerly the Company’s Chief Financial Officer, to the position of Chief Global Strategy Officer, and also announced the promotion of Paul Carbone to the position of Chief Financial Officer, each effective June 4, 2012.

Mr. Moses, 53, joined Dunkin’ Brands as Chief Financial Officer in November 2010. Mr. Moses joined Dunkin’ Brands from Parametric Technology Corporation (PTC), a software company, where he had served as Executive Vice President, Chief Financial Officer since 2003.

Mr. Carbone, 46, has served as Vice President, Financial Management for the Company since 2008. Prior to joining Dunkin’ Brands, he most recently served as Senior Vice President and Chief Financial Officer for Tween Brands, Inc. Before Tween Brands, Mr. Carbone spent seven years with Limited Brands, Inc., where his roles included Vice President, Finance, for Victoria’s Secret.

In connection with his appointment as Chief Financial Officer, Mr. Carbone will receive an increase in his base salary to an annualized base salary of $400,000. Mr. Carbone will continue to be eligible to receive an annual incentive bonus under the Company’s Short-Term Incentive Plan, with a target value of 50% of his base salary. Subject to the approval of the Company’s Board of Directors, Mr. Carbone will also receive an option to purchase 100,000 shares of the Company’s common stock, subject to the terms of the award agreement.

These senior management changes for the Company are described in the text of a press release issued by the Company on June 7, attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of Dunkin’ Brands Group, Inc. dated June 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Nigel Travis
Nigel Travis
Chief Executive Officer

Date: June 7, 2012

Index to Exhibits

Exhibit No.	Description

99.1	Press Release of Dunkin’ Brands Group, Inc. dated June 7, 2012.